EXHIBIT 5.1

Law Offices Ballard Spahr Andrews & Ingersoll, llp 1225 17TH STREET, SUITE 2300 DENVER, CO 80202-5596 303-292-2400 FAX: 303-296-3956 www.ballardspahr.com	Atlanta, GA Baltimore, MD Bethesda, MD Denver, CO Las Vegas, NV Los Angeles, CA Philadelphia, PA Phoenix, AZ Salt Lake City, UT Voorhees, NJ Washington, DC Wilmington, DE

December 16, 2008

Good Times Restaurants Inc.

601 Corporate Circle

Golden, Colorado  80401

Re:       Registration Statement on Form S-8 for Shares of Common Stock Issuable under 2008 Omnibus Equity Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Good Times Restaurants Inc., a Nevada corporation (the "Company"), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of a total of 450,000 shares of the Company's common stock, par value $.001 per share (the "Shares"), that may be issued from time to time pursuant to awards granted under the Company's 2008 Omnibus Equity Incentive Compensation Plan (the "Plan").

In our capacity as counsel, we have examined, and relied upon the accuracy of factual matters contained in, the Plan and originals and copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.  We are also assuming that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plan, and, upon the issuance of any of the Shares, that the total number of shares of the Company's common stock issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of the Company's common stock that the Company is then authorized to issue under its articles of incorporation.

Good Times Restaurants Inc.

December 16, 2008

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to awards granted under the terms of the Plan and upon payment of the exercise or purchase price, if applicable, in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Nevada.

This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.  We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP